Exhibit 10.2
February 27, 2026

Amit Sripathi
[___]
[___]

Dear Mr. Sripathi:

We are pleased to confirm the terms and conditions of your employment with Wyndham Hotels & Resorts, Inc. (the “Company”) as Chief Financial Officer, effective as of March 3, 2026 (the “Effective Date”). This position reports to the Chief Executive Officer of the Company.

Your base salary, paid on a biweekly basis, will be $25,000, which equates to an annualized base salary of $650,000, subject to annual review by the Company's Board of Directors' Compensation Committee (the “Compensation Committee”) in its sole discretion.

As a condition to your position as Chief Financial Officer, you will be required to relocate to a primary residence near, and working out of, the Company’s headquarters in Parsippany, New Jersey, no later than September 30, 2026. The Company will provide you with relocation services through a company of its choice consistent with Company policy. Pending such relocation, you will be expected to work a minimum of Tuesday through Thursday each week in the Company’s headquarters, except for business travel, paid time off or as approved by the Chief Executive Officer.

You will be eligible to participate in the Company’s annual incentive compensation plan as in effect from time to time, with a target annual incentive compensation award opportunity equal to no less than 100% of your eligible base salary, and with your actual annual incentive compensation award (if any) determined based upon the attainment of one or more performance goals established by the Compensation Committee. Any such annual incentive compensation award will be paid to you in the calendar year immediately following the calendar year to which such award relates (“Subsequent Calendar Year”), but in no event later than the last day of the Subsequent Calendar Year.
You will be eligible for the benefits and perquisites generally offered to similarly situated senior executive officers of the Company as in effect from time to time, including those described in the executive perquisite brochure, subject to the terms of applicable employee benefit plans and Company policy; provided that the Company may modify or terminate any such plan or policy at any time. The Company will reimburse all out-of-pocket business expenses in accordance with our business reimbursement policy as may be in effect from time to time.
Per the Company’s standard policy, this letter agreement (this “Agreement”) is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without Cause and with or without prior notice. For purposes of this Agreement, “Cause” means any of the following: (a) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against the Company or any subsidiary, (c) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) your gross negligence in the performance of your duties, (e) your purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements, or (f) your failure timely to relocate to the Company’s New Jersey headquarters as required hereby. Unless the Company reasonably determines in its sole discretion that your conduct is not subject to cure, then the Company will provide notice to you of its intention to terminate your employment for Cause hereunder, along with a description of your conduct which the Company believes gives rise to Cause, and provide you with a period of fifteen (15) days in which to cure such conduct and/or challenge the Company’s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to Cause shall be made by the Company in its sole discretion; and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend your duties during such fifteen (15)-day period pending such determination.
Following a termination of your employment you may elect to continue health plan coverage (medical, dental and vision) in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
In the event your employment with the Company is terminated by the Company other than for Cause (and not, for the avoidance of doubt, due to your death or your Disability (as such term is defined in the Company’s long-term disability plan)) (a “Qualifying Termination”), subject to your execution and non-revocation of a release of claims against the Company and its affiliates (in substantially the form attached hereto as Appendix B) within sixty (60) days of your termination date and continued compliance with all of your restrictive covenant obligations to the Company, you will receive (i) severance pay equal to 200% multiplied by the sum of: (a) your then current base salary; plus (b) an amount equal to the highest annual incentive compensation award paid to you with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year in which your termination of employment occurs, but in no event shall the amount (b) exceed 100% of your target annual compensation incentive award for the year of termination and (ii) if you elect COBRA coverage, the Company will reimburse you for the costs associated with such continuing health coverage under COBRA until the earlier of (x) eighteen (18) months from the coverage commencement date and (y) the date on which you become eligible for health and medical benefits form a subsequent employer. In the event you become entitled to severance pay under the circumstances described in this Agreement during the three (3) years following the Effective Date, the amount in subsection (b) above shall be no less than your target annual compensation incentive award.
The severance pay will be paid to you in the form of a cash lump sum payment, less all applicable withholdings and deductions, in the first payroll period following the date on which the release of claims referenced above becomes effective and non-revocable; provided that, to the extent your severance payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “Code Section 409A”), your termination of employment must constitute a “separation from service” under Code Section 409A; provided, further, that in the event the period during which you are entitled to consider (and revoke, if applicable) such release spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming that you do not revoke) and (b) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts you owe to the Company or any of its subsidiaries, to the extent permissible under Code Section 409A.
You agree that you will, with reasonable notice during or after your employment with the Company, furnish such information as may be in your possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During your employment and thereafter to the extent expressly surviving, you will comply in all respects with the Company’s Business Principles, policies and standards. After your employment with the Company, you will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of your life in connection with your cooperation in such matters as provided for in this paragraph.
You recognize and acknowledge that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of your duties under this Agreement. You will not, during your employment with the Company or thereafter, except to the extent reasonably necessary in performance of your duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. You will not make use of the Information for your own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. You will also use your best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by you or otherwise coming into your possession, are confidential and will remain the property of the Company or its affiliates.
Upon a Qualifying Termination, you will be eligible to vest in and be paid a pro-rata portion of any performance-based long-term incentive award (excluding stock options and stock appreciation rights) that you may hold at the time of such Qualifying Termination, with such pro-ration based upon the portion of the full performance period during which you were employed by the Company plus twelve (12) months (or, if less, assuming your continued employment for the entire performance period remaining after your Qualifying Termination); provided that the performance goals applicable to the performance-based long-term incentive award are achieved. Payment of any such vested performance-based long-term incentive award will occur at the same time that such performance-based long-term incentive awards are paid to actively-employed employees generally. In addition, all long-term incentive awards that are not subject to performance-based vesting and that would have otherwise vested within the twelve (12)-month period following your Qualifying Termination will become vested upon your Qualifying Termination, and any such long-term incentive awards which are stock options or stock appreciation rights will remain outstanding for a period of two (2) years (but not beyond the original expiration date) following your Qualifying Termination. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of any long-term incentive award (whether or not performance-based) in the event of a change in control of the Company or your death or disability, whether pursuant to an applicable stock plan document or award agreement.
Although the Company does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment with the Company, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
You hereby acknowledge and agree to the dispute resolution provisions set forth in Appendix A attached hereto.
You have the right to seek the advice of legal counsel of your choosing before signing this Agreement, and you have been encouraged by the Company to do so. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.
Thank you for your continued contribution to the success of our company.
Sincerely,
By:     Wyndham Hotels & Resorts, Inc.
/s/ Monica Melancon
Name:    Monica Melancon
Title:    Chief Human Resource Officer

ACKNOWLEDGED AND ACCEPTED:

/s/ Amit Sripathi____
Name: Amit Sripathi
Date: February 27, 2026

APPENDIX A
Arbitration Agreement
1.You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies, or claims related in any way to your employment and/or relationship with the Company, including, without limitation, any dispute, controversy or claim of alleged discrimination, harassment, or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, or disability); any dispute, controversy, or claim arising out of or relating to any agreements between you and the Company, including this Agreement; and any dispute as to the ability to arbitrate a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of (a) any Claims which, by law, cannot be the subject of a compulsory arbitration agreement; (b) applications by any party for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration; (c) claims for unemployment compensation benefits; (d) claims under the National Labor Relations Act, as amended within the exclusive jurisdiction of the National Labor Relations Board; or (e) any claim relating to any breach or alleged breach of your confidentiality or non-disclosure obligations, non-solicitation obligations or any other restrictive covenants or similar obligations under any agreement between you and the Company or any of its affiliates. Nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency or other government entity.
2.TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY AGREE THAT NO CLAIM COVERED BY THIS ARBITRATION AGREEMENT MAY BE INITIATED, MAINTAINED, HEARD OR DETERMINED ON A CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE ACTION BASIS EITHER IN COURT OR IN ARBITRATION, AND THAT YOU ARE NOT ENTITLED TO SERVE OR PARTICIPATE AS A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION MEMBER OR REPRESENTATIVE OR TO RECEIVE ANY RECOVERY FROM A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION INVOLVING COVERED CLAIMS EITHER IN COURT OR IN ARBITRATION. You further agree that if you are included within any class action, collective action, or representative action in court or in arbitration involving a Claim covered by this arbitration agreement, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Any issue concerning the validity or enforceability of any of the class action, collective action, and representative action waivers contained in this arbitration agreement (“Waivers”) shall be governed by and determined under and in accordance with the Federal Arbitration Act (“FAA”), and shall be decided by a court of competent jurisdiction, and not by an arbitrator. Any issue concerning arbitrability of a particular issue or claim pursuant to this arbitration agreement (except for issues concerning the validity or enforceability of the class action, collective action, or representative action Waivers) must be resolved by the arbitrator(s), not the court. Insofar as any Claim covered by this arbitration agreement is permitted to proceed on a class action, collective action, or representative action basis, it must do so only in a court of competent jurisdiction and not in arbitration. Insofar as any Claim covered by this arbitration agreement is not eligible for arbitration or otherwise is excluded from or not subject to arbitration, for any reason, the class action, collective action, and representative action Waivers apply and remain valid and enforceable with respect to such Claim covered by this arbitration agreement. Nothing in this arbitration agreement shall preclude you from pursuing or participating in a class action, collective action, or representative action in court where your claim is based solely on your status as a customer or an investor (if applicable) and does not arise out of or in any way relate to your employment relationship with the Company.
3.Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute within the same statute of limitations period applicable to such Claims. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, in the Borough of Manhattan, to JAMS, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Procedures of JAMS (“JAMS Rules”) then in effect, modified only as herein expressly provided. The arbitrator shall be selected in accordance with the JAMS Rules; provided that the arbitrator shall be an attorney (i) with at least ten (10) years of significant experience in employment matters and/or (ii) a former federal or state court judge. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator will be empowered to award either party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced, or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
4.Each party to any dispute shall pay its own expenses, including attorneys' fees; provided, however, that the Company shall pay all reasonable costs, fees, and expenses that you would not otherwise have been subject to paying if the Claim had been resolved in a court of competent jurisdiction.
5.The parties agree that this Appendix A has been included to rapidly, inexpensively and confidentially resolve any disputes between them, and that this Appendix A will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, except as otherwise provided in Paragraph 1 herein, other than (i) any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction, (ii) any action seeking interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules or (iii) post-arbitration actions seeking to enforce an arbitration award from a court of competent jurisdiction. IN THE EVENT THAT ANY COURT DETERMINES THAT THIS ARBITRATION PROCEDURE IS NOT BINDING, OR OTHERWISE ALLOWS ANY LITIGATION REGARDING A DISPUTE, CLAIM, OR CONTROVERSY COVERED BY THIS AGREEMENT TO PROCEED, UNLESS OTHERWISE PROHIBITED BY LAW, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH LITIGATION.
6.The parties will keep confidential, and will not disclose to any person, except to counsel for either of the parties and/or as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. Accordingly, you and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the arbitration proceedings or about the existence, contents, or results of the proceedings, except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).

APPENDIX B
RELEASE

FORM OF RELEASE

As a condition precedent to Wyndham Hotels & Resorts, Inc. (the “Company”) providing the consideration set forth in Section ___ of the Separation and Release Agreement dated ______ (the “Agreement”), to which this Release is attached as Exhibit A, on or following the “ADEA Release Effective Date” (as defined below) to the undersigned executive (“Executive”), Executive hereby agrees to the terms of this Release as follows:
1.Release.

(a)Subject to Section 1(c) below, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, its parent entities, and each of its subsidiaries, affiliates, and all of its past and present employees, officers, directors, agents, owners, shareholders, representatives, members, attorneys, insurers and benefit plans, and all of their predecessors, successors and assigns (collectively, the “Released Parties”, and each a “Released Party”) from any and all claims, demands, causes of action, suits, controversies, actions, cross‐claims, counter‐claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Executive has or may have against the Released Parties: (i) from the beginning of time through the date upon which Executive signs this Release; (ii) arising from or in any way related to Executive’s employment or termination of employment with any of the Released Parties; (iii) arising from or in any way related to any agreement with any of the Released Parties, including the Employment Agreement; and/or (iv) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Executive or in which Executive may participate, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation, including, but not limited to:
•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Occupational Safety and Health Act;
•The Family First Coronavirus Response Act;
•The New Jersey Law Against Discrimination;
•The New Jersey Civil Rights Act;
•The New Jersey Family Leave Act;
•The New Jersey State Wage and Hour Law;
•The Millville Dallas Airmotive Plant Job Loss Notification Act;
•The New Jersey Conscientious Employee Protection Act;
•The New Jersey Equal Pay Law;

•The New Jersey Occupational Safety and Health Law;
•The New Jersey Smokers’ Rights Law;
•The New Jersey Genetic Privacy Act;
•The New Jersey Fair Credit Reporting Act;
•The New Jersey Paid Sick Leave Act;
•The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers' Compensation Claim;
•The New Jersey Public Employees' Occupational Safety and Health Act;
•New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;
•any other federal, state or local law, rule, regulation, or ordinance;
•any public policy, contract, tort, or common law; or
•any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release and the releases in this Section 1, and which, if known at the time of executing this Release, may have materially affected this Release or Executive’s decision to enter into it. Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

(c)This Release is not intended to bar or affect: (i) any Claims that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits; (ii) vested rights under the Company’s 401(k) or pension plan; (iii) any right to the payments and benefits set forth in Section 2.1 of the Agreement; and/or (iv) any earned, but unpaid, wages or paid‐time‐off payable upon a termination of employment that may be owed pursuant to Company policy and applicable law or any unreimbursed expenses payable in accordance with Company policy.

(d)Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties to the fullest extent permitted by law, excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to Section 922 of the Dodd‐Frank Wall Street Reform and Consumer Protection Act.

(e)Notwithstanding anything in this Release to the contrary, Executive’s release of Claims under the ADEA (“the ADEA Release”) shall become effective only upon: (i) Executive’s separate signature set forth on the signature page of this Release reflecting [his][her] assent to her release of Claims under the ADEA; and (ii) the occurrence of the ADEA Release Effective Date.

(f)Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 1 and that Executive further agrees that [he][she] is not aware of any such right or Claim covered by this Section 1.

(g)As of the date upon which Executive executes this Release, Executive acknowledges that [he][she] does not have any current charge, complaint, grievance or other proceeding against any of the Released Parties pending before any local, state or federal agency regarding [his][her] employment or separation from employment. This provision shall in all respects be subject to Subsection (d) herein and Section 6 of this Release.

(h)As of the date upon which Executive executes this Release, Executive affirms that [he][she] has not knowingly provided, either directly or indirectly, any information or assistance to any non‐governmental party that may be considering or is taking legal action against any of the Released Parties with the purpose of assisting such person in connection with such legal action. Executive understands that if this Release, and the Agreement to which this Release is attached, were not signed, [he][she] would have the right to voluntarily provide information or assistance to any party who may be considering or is taking legal action against any of the Released Parties. Executive hereby waives that right and agrees that [he][she] will not provide any such assistance other than the assistance to a governmental party or pursuant to a valid subpoena or court order. This provision shall in all respects be subject to Subsection (d) herein and Section 6 of this Release.

2.Return of Company Property. Executive represents that [he][she] has returned to the Company all Company property and confidential and proprietary information in [his][her] possession or control, including but not limited to Confidential Information as defined in the Agreement, in any form whatsoever, including without limitation, equipment, telephones, smart phones, PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, documents, manuals, reports, books, compilations, work product, e‐mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Executive prepared or obtained during the course of [his][her] employment with the Company. Executive has also provided the Company with the passcodes to any lock devices or password protected work‐related accounts. If Executive discovers any property of the Company (or any Released Party) or confidential or proprietary information in [his][her] possession after the date upon which [he][she] signs this Agreement, Executive shall immediately return such property.

3.Non‐disparagement. Subject to Section 6 below, Executive agrees not to: (a) make any statement, written or oral, directly or indirectly, which in any way disparages the Released Parties or their business, products or services in any manner whatsoever, or portrays the Released Parties or their business, products or services in a negative light or would in any way place the Released Parties in disrepute; and/or (b) encourage anyone else to disparage or criticize the Released Parties or their business, products or services, or put them in a bad light.

4.Consultation/Voluntary Agreement. Executive acknowledges that the Company has advised Executive to consult with an attorney prior to executing this Release. Executive has carefully read and fully understands all of the provisions of this Release. Executive is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Release.

5.Review and Revocation Period. Executive has been given twenty‐one (21) calendar days to consider the terms of this Release, although Executive may sign it at any time sooner. Executive has seven (7) calendar days after the date on which Executive executes this Release for purposes of the ADEA Release to revoke Executive’s consent to the ADEA Release. Such revocation must be in writing and must be e‐mailed to ___ , at ________________@wyndham.com. Notice of such revocation of the ADEA Release must be received within the seven (7) calendar days referenced above. In the event of such revocation of the ADEA Release by Executive, with the exception of the ADEA Release (which shall become null and void), this Release shall otherwise remain fully effective. Provided that Executive does not revoke her execution of the ADEA Release within such seven (7) day revocation period, the “ADEA Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which Executive signs the signature page of this Release reflecting her assent to the ADEA Release. If Executive does not sign this Release within twenty‐one (21) days after the Company presents it to her, or if Executive revokes this Release within the permissible period, Executive shall have no right to the payments and benefits set forth in the Agreement.

6.Permitted Disclosures. Nothing in this Release or any other agreement between Executive and the Company or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self‐regulatory organization, and/or pursuant to the Sarbanes‐Oxley Act; (c) accepting any U.S. Securities and Exchange Commission awards or awards under other whistleblower laws that cannot be waived by law; (d)

filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; (e) exercising any rights (if any) under Section 7 of the National Labor Relations Act. or (f) discussing or disclosing any allegations of discrimination or harassment, or retaliation. In addition, nothing in this Release or any other agreement between Executive and the Company or any other policies of the Company or its affiliates prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that: (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Release or any other agreement between the Company and Executive or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.No Admission of Wrongdoing. Neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the parties or any of the Released Parties of any improper or unlawful conduct, all of which is denied.

8.Third‐Party Beneficiaries. Executive acknowledges and agrees that all Released Parties are third‐party beneficiaries of this Release and have the right to enforce this Release.

9.Amendments and Waivers. No amendment to or waiver of this Release or any of its terms will be binding unless consented to in writing by Executive and an authorized representative of the Company. No waiver by any Released Party of a breach of any provision of this Release, or of compliance with any condition or provision of this Release to be performed by Executive, will operate or be construed as a waiver of any subsequent breach with respect to any other Released Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of any Released Party to take any action by reason of any breach will not deprive any other Released Party of the right to take action at any time.

10.Governing Law; Jury Waiver. This Release shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice‐ of‐law rules that would result in the application of another state’s laws. Subject to Section 13 below, Executive irrevocably consents to the jurisdiction of, and exclusive venue in, the state and federal courts in New Jersey with respect to any matters pertaining to, or arising from, this Release. UNLESS OTHERWISE PROHIBITED BY LAW, EXECUTIVE EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS RELEASE OR THE MATTERS CONTEMPLATED HEREBY.

11.Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its intent of providing the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Release.

12.Continuing Obligations. Executive’s post‐termination obligations set forth in the Agreement, as well as Executive’s obligations set forth in the Agreement, are incorporated herein by reference (the “Continuing Obligations”). If Executive breaches the Continuing Obligations, all amounts and benefits payable under this Release shall cease and, upon request, Executive shall immediately repay to the Company any and all amounts already paid pursuant to this Release. If any one or more of the Continuing Obligations shall be held by an arbitrator or a court of competent jurisdiction to be excessively broad as to duration, geography, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.Arbitration. Appendix A of the Employment Agreement is incorporated herein by reference and such terms and conditions shall apply to any disputes under the Agreement and under this Release.

14.Continuing Cooperation. Executive agrees, in addition to obligations set forth in this Release and the Agreement to which this Release is attached, to cooperate and make [himself][herself] available to the Company or any of its successors (including any past or future subsidiary of the Company), any of the Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which Executive may have knowledge, information or expertise. Executive shall be reimbursed, to the extent permitted by law, any reasonable out‐of‐pocket expenses associated with such cooperation, provided those expenses are pre‐approved by the Company (or Released Party, as applicable) prior to the Executive incurring them. Executive acknowledges that [his][her] agreement to this provision is a material inducement to the Company to enter into the Agreement and pay the consideration described therein.

15.Business Expenses. As of the date upon which Executive executes this Release, Executive confirms that any business‐related expenses for which [he][she] seeks or will seek reimbursement have been, or will be, documented and submitted to the Company within 10 business days after the Termination Date. Furthermore, Executive represents that any amounts owed by [him][her] to the Company have been paid. In the event Executive has been reimbursed for business expenses, but has failed to pay any Company‐issued charge card or credit card bill related to such reimbursed expenses, Executive shall promptly pay any such amounts within 7 days after any request by the Company and, in addition, the Company has the right and is hereby authorized to deduct the amount of any unpaid charge card or credit card bill from the severance payments or otherwise suspend payments or other benefits in an amount equal to the unpaid business expenses without being in breach of the Agreement.

16.Entire Agreement. Except as expressly set forth herein, Executive acknowledges and agrees that this Release and the Agreement to which this Release is attached constitutes the complete and entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release, and the Agreement to which this Release is attached, including the mutual covenants, agreements, acknowledgments and affirmations contained herein and therein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof. Executive represents that, in executing this Release, Executive has not relied upon any representation or statement made by any of the Released Parties, other than those set forth in this Release and the Agreement to which this Release is attached, with regard to the subject matter, basis, or effect of this Release.

IN WITNESS WHEREOF, Executive has executed this Release as of the below‐indicated date(s).

EXECUTIVE

                            _________________________

    Date: _________________________

ACKNOWLEDGED AND AGREED WITH RESPECT TO ADEA RELEASE

EXECUTIVE
___________________________________________

Date: ____________________________________